Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”} is entered into between FW Promo (“Company”), represented by Marc Johnson, Owner, and Calvin Tsang (“Employee”), effective June 15, 2026.

1.	Position and Title

FW Promo agrees to employ Calvin Tsang as Chief Financial Officer (CFO), beginning June 15, 2026.

Calvin Tsang will report directly to Marc Johnson, Owner, or another person designated by the Company. The Employee will perform duties normally associated with the CFO position, including financial reporting, accounting oversight, budgeting, cash flow management, financial planning, internal controls, banking relationships, payroll oversight, accounts payable and accounts receivable oversight, tax coordination, insurance administration, inventory and financial system oversight, and other reasonable financial and administrative duties assigned by the Company.

2.	Employment Status

Employment with FW Promo is at will. Either FW Promo or Calvin Tsang may terminate the employment relationship at any time, with or without cause or advance notice, subject to applicable law. Nothing in this Agreement guarantees employment for any specific period.

3.	Compensation

Calvin Tsang’s total annual compensation will be $120,000.00, consisting of compensation paid by FW Promo and a separate other company.

FW Promo will pay Calvin Tsang an annual salary of $95,000.00 through its regular payroll system. The remaining $25,000.00 per year will be paid separately under a separate payroll or compensation arrangement.

Each company will be responsible for its respective portion of Calvin Tsang’s compensation, including applicable payroll reporting, deductions, and tax withholding requirements. FW Promo will not be responsible for payment of the $25,000.00 portion payable by the other company unless otherwise agreed to in writing.

4.	Paid Vacation

Calvin Tsang will receive two (2) weeks of paid vacation per year. Vacation should be scheduled with reasonable advance notice and approved by Company management. Accrual, carryover, and payment of unused vacation will be handled according to the Company’s written vacation policy, if applicable.

5.	Employee Benefits

Except for the annual salary and paid vacation specifically stated in this Agreement, no additional employee benefits are currently provided under this Agreement. This includes no Company-provided health, dental, or vision insurance; retirement or 401(k) contributions; life or disability insurance; automobile allowance; or other fringe benefits. FW Promo may establish or modify benefit programs in the future at its discretion, subject to applicable law.

6.	Business Expenses

Reasonable and necessary business expenses incurred by Calvin Tsang while performing authorized Company duties may be reimbursed in accordance with Company policy and upon submission of appropriate documentation.

7.	Confidentiality

Calvin Tsang will protect FW Promo’s confidential and proprietary information during and after employment. Confidential information includes financial records, customer information, pricing, vendor information, payroll and employee information, banking information, business strategies, passwords, system information, trade secrets, and other non-public Company information. The Employee may not disclose or use confidential information for personal benefit or for the benefit of another person or organization except as authorized by FW Promo or required by law.

8.	Company Property

All Company-property remains the property of FW Promo. Upon termination of employment, Calvin Tsang must promptly return Company property, including computers, keys, credit cards, documents, financial records, electronic files, passwords, equipment, and other Company materials in his possession or control.

9.	Professional Conduct and Compliance

Calvin Tsang agrees to perform his CFO responsibilities honestly, ethically, and in compliance with applicable laws, regulations, accounting requirements, and Company policies. The Employee will maintain accurate financial records and promptly report material financial irregularities, suspected fraud, compliance concerns. or significant internal-control issues to the Owner or appropriate Company management.

10.	Termination

Employment is at will. Either FW Promo or Calvin Tsang may terminate employment at any time, with or without cause or advance notice, subject to applicable law. Upon termination, Calvin Tsang will receive compensation due through his final date of employment in accordance with applicable law and Company policy.

11.	Governing Law

This Agreement will be governed by and interpreted according to the laws of the State of Texas.

12.	Entire Agreement

This Agreement represents the understanding between FW Promo and Calvin Tsang regarding the employment terms described above. Any amendment to this Agreement should be made in writing and signed by both parties.

By signing below, both parties acknowledge that they have read, understood, and agreed to the terms of this Employment Agreement.

FW PROMO

Marc Johnson		Calvin Tsang

Signature:	/s/ Marc Johnson	Signature:	/s/ Calvin Tsang

Date: 6/15/2026		Date: 15 June 2026